EXHIBIT 4.3
TRANSLATION
TENANCY AGREEMENT

Lessor ( Party A )	:	Shenzhen ShekouYuYee Shareholding Co Ltd
Address	:	4/F, 38 Wan Ha Road, Shekou, Nanshan, Shenzhen
Postal code	:	518067
Agent	:
Address	:
Postal code	:

Lessee (Party B)	:	Jetcrown Industrial (Shenzhen) Limited
Address	:	Wing Village Industrial Estate, Shekou, Shenzhen.
Postal code	:
Business Registration No. or Identity Card No. :
Agent	:
Address	:
Postal code	:
            According to “The People’s Republic of China Contract Law”, “The People’s Republic of China City Property Management Law”, “The Shenzhen Special Economic Zone Leased Property Ordinance” and its executing regulations, and through the sufficient negotiation of Party A and Party B, they signed this contract.
1.
Party A leases the property situate at 1/F, Block F, Wing Village Industrial Estate, Shekou Liao Street, Nan Shan District, Shenzhen (below named “the leased property”) to Party B. The construction area of the leased property is 1,088 square meters in total. Property Building is consisted of five floors.

The owner of the leased property is Shenzhen Shekou Yu Yi Shareholding Co Ltd. The Property Ownership & Right certificate or other effective proof of ownership (Rights of Usage) documents number: Shen Nam Property Lease Number 11888.

2.
The rental for the leased property is calculated at DOLLARS TWENTY- EIGHT RENMINBI ( RMB28.00 ) per square meter of construction area per month. Total rental is DOLLARS THIRTY THOUSAND FOUR HUNDRED AND SIXTY-FOUR RENMINBI ( RMB30,464.00 )

3.	The first rental payment of amount THIRTY THOUSAND FOUR HUNDRED AND SIXTY-FOUR RENMINBI (RMB30,464.00) should be paid by Party B before April 1,2006.

4.	Rental shall be paid on or before 5th day of each month, payable to Party A. Party A shall issue tax invoice to Party B for the rental received.

5.
The lease period for the leased property is from April 1, 2006 to March 31, 2008. The lease period should not exceed the approved land use period. If exceed, the exceeded period is invalid. Any loss derived from such, would be according to the terms agreed if terms are included in this agreement; if not, the loss should be borne by Party A.

6.
The leased property is for industrial purpose only. In case Party B uses the property for the other purpose, the written approval of Party A should be sought. Party B should complete all the reporting and approval procedures with Government Property Management Office in respect of the change of property use according to the relevant legal regulations.

7.
Party A should hand over the leased property for Party B use on 1 April 2005. If the hand over date is later than that of the aforementioned, Party B is entitled to request to defer the effective date of the agreement, both parties should provide this term in writing and should report to relevant government office for records.

8.	During the hand over, both parties should have an agreement for the property and its facilities and add the details on the appendix.

9.
When Party A hand over the property, he is entitled to collect a guarantee sum, equals to one months’ rental. The guarantee sum is DOLLARS OF THIRTY THOUSAND FOUR HUNDRED AND SIXTY-FOUR RENMINBI (RMB30,464). After receiving the guarantee sum from Party B, Party A should provide receipt to Party B.

The following conditions must be satisfied in order for Party A to return the guarantee sum to Party B:
1.	The leased property is returned in original conditions; and

2.	All Labour wages are paid off. All fee payable to relevant government offices are paid off.
10.
During the lease period, Party A shall be responsible to pay for the property land-use fee and any tax in relation to the property rental, property lease management fees. Party B shall be responsible for the water, electricity, cleaning, management charges or other fees derived from the rental of the leased property.

11.	Party A should ensure the security of the property and its internal facilities are in good conditions for the lease purpose and complies with the relevant provisions of rules and regulations.

If Party B or his property suffers any lose due to the fraud of Party A, Party B reserve the right to request compensation from Party A.

12.
Party B should make sure the property usage complies with the rules and not for illegal activities purpose during the rental period and Party A can not disturb the usage of the property when Party B use the leased property in normal circumstances.

13.
During the lease period, if there is an occurrence of damage or out of order of the property and its facilities which will prevent its safe and normal usage, Party B should inform Party A in time and carry out effective measures; Party A after receiving Party B’s notice should carry out repair and maintenance works within five days; if Party B cannot reach Party A or Party A refuses to repair, Party B can repair it instead after getting the certification of the agreement registration authority. In emergency case which the property need immediate repair, Party B should carry out the repair and maintenance works and inform Party A in time. For the above situations, Party A should bear the repair or maintenance expenses. If Party B can not complies with the above obligations and cause to significant loss, the repair and maintenance expenses should be borne by Party B.

14.
If there is an occurrence of damage or out of order of the property and its facilities which arising from Party B’s improper or unreasonable use, Party B should bear this responsibility and repair or provide compensation in time. If Party B refuses to repair or compensate, Party A can repair it on behalf of Party B after getting the certification of the agreement registration authority. The repairs and maintenance charges should be borne by Party B.

15.
During the lease period, if Party A wants to alter, expand or renovate the property because of needs, with the agreement of Party B and approval of the relevant government department, improvement works can be carried out then. Both parties should sign a separate written agreement on this area. Similarly, Party B can renovate the property with the agreement of Party A and the approval of the relevant government department. Regarding this area, a separate written agreement is required as well.

16.	During the lease period, Party B is not allowed to sublet the leased property to third party either partly or wholly.

17.
During the lease period, Party A wants to sell the property either wholly or partly, he should give one month notice to Party B. Party B has the first priority to purchase the property under the same conditions offered by the third party. If the property right has been transferred to a third party, Party A should make sure the new owner completed the contract as if the property right hasn’t change.

18.	During the effective period of this contract, the contract will be terminated or changed upon either one of the following conditions:
(1)	an occurrence of natural disasters or accident, and as a result the contract cannot be completed;

(2)	the government decides to make a requisition of the land on which the aforesaid property builds and the property has to torn down as a result;

(3)	Both parties agree with the arrangement.
19.	Party A reserves the right to claim Party B for the compensation of loss due to either one of the following conditions.
(1)	Party B doesn’t pay the rental for more than one month;

(2)	Party B doesn’t pay the rental and cause to the loss of Party A exceeding the amount of Nil;

(3)	Party B use the property for illegal purpose and cause to general damage.

(4)	Without the permission of Party A and the relevant government department, Party B change the use of the property and its structure;

(5)
Party B in breach of the provision set out in Item (14), in other words, he refused to bear the responsibility of repair and maintenance or paid the related expenses and as a result, the property becomes serious damaged;

(6)	Without the written permission of Party A and the relevant government department, Party B renovate the property;

(7)	Without the permission of Party A, Party B sublet the property to third party.
Apart from the aforementioned claim on Party B for compensation of loss or the breach of contract, Party A could terminate the contract or change the contract terms accordingly.

20.	Party B reserves the right to claim Party A for the compensation of loss due to either one of the following conditions.
(1)	Party A delayed the handover of the property for over one month;

(2)	Party A in breach of the contract term (11), as a result, the property cannot be used for the purpose as stated before;

(3)
Party A in breach of the contract term (13), in other words, he refused to bear the responsibility of repair and maintenance or paid the related expenses, and as a result, the property cannot be used for the purpose as stated before;

(4)	Without the agreement of Party B and the approval of the relevant government department, Party A carries out the alteration, expansion, or renovation works.
Apart from the aforementioned claim on Party A for compensation of loss or the breach of contract, Party B could terminate the contract or change the contract terms accordingly.

21.
Upon the expiry of the contract, Party B should move out within five days of the expiry and then hand over the property and internal facilities to Party A in good condition. Party B should clear all the outstanding charges with Party A. Party B doesn’t move out and hand over the property, Party A reserve the right to return the property and request double rental expenses for the outstanding balances.

22.
Upon the expiry of the tenancy agreement, if Party B wants to renew the contract, he should inform Party A three months in advance of the expiry. If Party A continues to rent out the property, Party B should be given a first priority to be the lessee under the same conditions as offered by third party. If both parties can reach an agreement on renewal, they should sign a new contract which should be re-registered with the Contract Registration Registry.

23.	Both parties should comply with the term conditions state in the contract. The party who break the contract should indemnify the actual loss and bear the legal responsibility.

24.
If both parties want to insert or delete terms, it can be made in the Supplementary Clause. The provisions of Supplementary Clause and the main contract are of equal validity. If there shall be anything that is not provided for by this agreement, the parties can make any supplement after negotiation, and the supplement will of equal validity with the main contract only after the certification of the Contract Registration Registry.

25.
If there shall be any dispute arising through fulfillment, it should be solved by the discussions and negotiations of the parties. If there shall be no agreement made in negotiation, mediation can raise a prosecution in People’s Court.

26.	This contract takes effect after signed by two parties. Both parties should take the signed copy to the Contract Registration Registry for registration.

27.	This contract is written in Chinese.

28.	This contract is made in four copies, Party A will keep two copies, Party B will keep one copy. And one will be kept in the Contract Registration Registry.

Party A ( Signature & Chop ):
Authorized Representative: <Signed>
Contact Telephone No.:
Bank Account No.:
Authorized Agent ( Signature & Chop ):	27 February 2006

Party B ( Signature & Chop ):
Authorized Representative: <Signed>
Contact Telephone No.:
Bank Account No.:
Authorized Agent ( Signature & Chop ):	27 February 2006

Registrant (Signature): <Signed>

Contract Registration Registry (Signature & Chop): <signed>	March 6, 2006